Exhibit 99.1

Statement from ZAGG Inc
- Company Reiterates Strong Operating Results and Long Term Opportunities for Growth -

SALT LAKE CITY--(BUSINESS WIRE)-- ZAGG Inc (NASDAQ: ZAGG) (www.ZAGG.com), a market leader in innovative mobile device accessories and technologies, today refuted the implications in recent blog posts about the company. The company’s policy is to not comment on blog posts, but in most recent cases these posts purposefully distort information and erroneously reference financial results that reflect a lack of understanding of US Generally Accepted Accounting Standards and its application. The comments contain accusations of manipulation of financial results, which the company vehemently denies.

The company will aggressively pursue its legal rights to address these false and misleading statements.

In addition, with respect to the circumstances surrounding the trading in ZAGG stock and options on Thursday, May 3, 2012, and Monday, May 7, 2012, the company will file a formal complaint with the appropriate exchanges and will also report this matter to the Securities and Exchange Commission's Division of Trading and Markets and Division of Enforcement. The company will take other action if needed to protect its business operations and the reputation of its management team, board of directors, employees and partners. ZAGG management and its board of directors stand by its audited financials.

The company reiterates its business strategy which is to develop creative product solutions, be the preferred brand, and build targeted global distribution. Our financial results, which are correctly and accurately reported by the company, reflect the successful implementation of this strategy. The company refers shareholders and potential investors to the Form 10-Q to be filed with the Securities and Exchange Commission Thursday, May 10, 2012 for reported financial results from its most recent quarter announced Thursday May 3, 2012. In addition, the company refers shareholders and potential investors to the Form 10-K filed with the Securities and Exchange Commission on March 15, 2012, which includes the audited 2011 financial statements. For further information on ZAGG’s financial results, please visit the investor relations page of the company’s website available at www.ZAGG.com/investors.

Further comment on this matter will not be provided by the company or its advisors.

About ZAGG Inc:
ZAGG Inc, based in Salt Lake City, with offices in Logan, UT, and Shannon, Ireland, prides itself on offering premium quality and superior service. ZAGG is a leader in innovative mobile device accessories that protect, personalize, and enhance the mobile experience. The company designs, produces, and distributes branded screen protection under the invisibleSHIELD® brand, keyboards, keyboard cases, earbuds, mobile power solutions and device cleaning accessories under the family of ZAGG® brands. In addition, the company designs, produces and distributes cases, earbuds and headphones under the iFrogz™ brands in the value-priced lifestyle sector. The company's products are sold worldwide in leading consumer and electronics retailers, wireless retailers and their affiliates, and through the ZAGG website. For more information, visit ZAGG.com

Investor Relations:
Genesis Select Corp.
Kim Rogers-Carrete, 949-429-7408
krogersc@genesisselect.com

or

Media:
Lane PR
Amber Roberts, 212-302-5964
Amber@lanepr.com

or

Company:
ZAGG Inc
Nathan Nelson, 801-263-0699 ext. 107
nnelson@zagg.com
Source: ZAGG Inc

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